QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.56

The Indiana Secretary of State filing office certifies that this copy is on file in this office.

ARTICLES OF ORGANIZATION
OF
ROCKET SUPPORT SERVICES, LLC

        Pursuant to the provisions of the Indiana Business Flexibility Act, Indiana Code 23•18-1-1 et seq. (the "Act"), the limited liability company named below is hereby formed by the undersigned, acting as the sole organizer thereof, by the adoption and filing of these Articles of Organization providing as follows:

        1.    Name.    The name of the limited liability company is Rocket Support Services, LLC (the "Company").

        2.    Registered Office and Agent.    The street address of the Company's registered office in Indiana is 251 East Ohio Street, Suite 1100, Indianapolis, Indiana 46204, and the name of the Company's registered agent at that office is CT Corporation System.

        3.    Duration.    The duration of the Company is perpetual until dissolved in accordance with the Act.

        4.    Management.    The Company shall be managed by one or more managers selected pursuant to the applicable provisions of the Company's operating agreement or, in the absence thereof, in accordance with the Act.

        5.    Purpose.    The Company shall engage in such lawful and permitted business activities as may from time to time be authorized by then members of the Company in accordance with the Company's operating agreement or, in the absence thereof, in accordance with the Act.

        Executed as of the 30th day of June, 2006.

CT CORPORATION SYSTEM, Organizer
By:	/s/ Bernadette McNamara
Bernadette McNamara Name Printed/Title

Certification Number: 2010051197340

QuickLinks

  Exhibit 3.56
ARTICLES OF ORGANIZATION OF ROCKET SUPPORT SERVICES, LLC